UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2014

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

750 Lexington Avenue, New York, New York 10022

(Address of registrant’s principal executive office)

(212) 754-2233

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2014, the Board of Directors (the “Board”) of Scientific Games Corporation (the “Company”) elected Richard Haddrill as Executive Vice Chairman of the Board, effective immediately.  Mr. Haddrill was appointed to serve on the Executive and Finance Committee of the Board.  In his role as Executive Vice Chairman, Mr. Haddrill will, among other things, focus on assisting the Company realize its business and financial objectives in connection with the integration of Bally Technologies, Inc. (“Bally”), which the Company acquired in November 2014.  Mr. Haddrill will also focus on new business development, as well as providing general strategic guidance to the Company’s management.  Mr. Haddrill will report to the Board.

Mr. Haddrill served as Chief Executive Officer of Bally from 2004 to 2012 and from May 2014 until the Company’s acquisition of Bally in November 2014.  Mr. Haddrill served as a member of the board of directors of Bally from 2003 until the acquisition, including serving as Chairman of Bally’s board of directors from 2012 to 2014.  Prior to becoming Bally’s Chief Executive Officer, Mr. Haddrill served as Chief Executive Officer and as a member of the board of directors of Manhattan Associates, Inc., a global leader in software solutions to the supply chain industry.  Prior to that, Mr. Haddrill served as President and Chief Executive Officer of Powerhouse Technologies, Inc., a technology and gaming company involved in the video lottery industry and online lottery and racetrack systems.   Mr. Haddrill is Chairman of the board of directors of Corrective Education Company, a company involved in providing training and education alternatives to judicial prosecution.  Mr. Haddrill is a director of the American Gaming Association and The Smith Center for the Performing Arts in Las Vegas.

Employment Agreement with Mr. Haddrill

On December 8, 2014, the Company entered into an employment agreement with Mr. Haddrill in connection with his appointment as Executive Vice Chairman.  The term of Mr. Haddrill’ employment agreement is scheduled to expire on December 31, 2017, subject to automatic extension for an additional year at the end of the term unless timely notice of non-renewal is given.

Under the agreement, Mr. Haddrill will receive an annual base salary of $1,500,000.  On December 8, 2014, Mr. Haddrill received a sign-on equity award of 30,384 restricted stock units (“RSUs”), which are scheduled to vest over four years (the “Sign-On RSUs”).  In addition, on January 1, 2015, Mr. Haddrill will receive an award of performance-conditioned RSUs with a grant date value of $4,500,000 at “target” opportunity, with 50% of such RSUs subject to vesting after three years if certain financial criteria are met and 50% of such RSUs subject to annual vesting if certain strategic and business goals are met (collectively, the “Performance-Conditioned RSUs”).

If Mr. Haddrill’s employment is terminated by the Company without “cause” or by Mr. Haddrill for “good reason” (as such terms are defined in the agreement), then he would be entitled to receive: (1) an amount equal to his base salary; (2) continued vesting of his Sign-On RSUs in accordance with their original vesting schedule for a period of 12 months following termination; and (iii) payment of COBRA premiums for 12 months if Mr. Haddrill elects to continue medical coverage under the Company’s group health plan in accordance with COBRA.  Mr. Haddrill would be eligible for a pro rata payout with respect to his Performance-Conditioned RSUs if he is terminated without cause during the relevant performance period.

In the event of Mr. Haddrill’s death, his beneficiary or estate would be entitled to receive any benefits that may be payable under any life insurance benefit of Mr. Haddrill for which the Company pays premiums and full vesting of the Sign-On RSUs.  In the event Mr. Haddrill is terminated due to his “total disability” (as such term is defined in the agreement), he would be eligible to receive disability payments under the Company’s disability plans and full vesting of the Sign-On RSUs.

Mr. Haddrill’s agreement also contains, among other things, covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: December 10, 2014	By:	/s/ Jack B. Sarno
		Name:	Jack B. Sarno
		Title:	Vice President – Worldwide Legal Affairs and Corporate Secretary